Exhibit 20.3

GYSAN HOLDINGS INC.

PRO FORMA FINANCIAL STATEMENTS

OCTOBER 31, 2012

(UNAUDITED)

GYSAN HOLDINGS INC.
Pro Forma Consolidated Statement of Financial Position
As at October 31, 2012
Stated in Canadian Dollars
(Unaudited)

	Gysan	Dino	Pro Forma		Pro Forma
			Adjustments		Resulting Issuer

ASSETS

CURRENT
Cash	$ 27,850	$ 1,986			$ 29,836
Prepaid	-	12,127			12,127
Inventory	3,318	-			3,318
	31,168	14,113			45,281

NON-CURRENT
Property & equipment	1,820	-			1,820

	$ 32,988	$ 14,113	$ -		$ 47,101

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT
Accounts payable and accrued liabilities	$ 7,755	$ 24,108			$ 31,863
Due to related parties	15,488	44,719			60,207
	23,243	68,827			92,070

SHAREHOLDERS' EQUITY

Capital Stock
Authorized
100,000,000 common shares, voting, par value $.0001 each
90,000,000 preferred shares, par value $.0001 each
Issued
13,616,000 common shares (78,616,000 after acquisition)	1,362	-	(1,362)	4a	6,500
			6,500	4a

2000 common shares	-	2,000	(2,000)	4a	-
(45,000,000 preferred shares after acquisition)	-	-	4,500	4a	4,500
Additional paid in capital	117,717	-	(117,717)	4a	745
			2,000	4a
			(1,255)	4a
Deficit	(108,243)	(56,939)	108,243		(56,939)

Accumulated other comprehensive income	(1,091)	225	1,091		225
	9,745	(54,714)	-		(44,969)

	$ 32,988	$ 14,113	$ -		$ 47,101

See Pro Form Notes

GYSAN HOLDINGS INC.
Pro Forma Consolidated Statement of Operation
Year ended October 31, 2012
Stated in Canadian Dollars
(Unaudited)

	Gysan	Dino	Pro Forma	Pro Forma
			Adjustment	Resulting Issuer

Revenue	$ 69,301	$ -	$ (69,301)	$ -
Cost of goods sold	(24,824)	-	24,824	-
Gross profit	44,477	-	(44,477)	-

Expenses
General & administration	51,765	-	(51,765)	-
Professional fees	43,535	55,884	(43,535)	55,884
Consulting fees	24,525	1,055	(24,525)	1,055
Rent & office expenses	2,862	-	(2,862)	-
Depreciation	2,193	-	(2,193)	-
	(124,880)	(56,939)	124,880	(56,939)

Loss from operations	(80,403)	(56,939)	80,403	(56,939)

Other income	(398)	-	398	-

Loss before income tax	(80,801)	(56,939)	80,801	(56,939)
			-
Income tax expense (recovery)	82	-	(82)	-

Net loss for the period	(80,883)	(56,939)	80,883	(56,939)

Other comprehensive income
Foreign currency adjustment	(607)	225	607	225

Comprehensive loss	$ (81,490)	$ (56,714)	$ 81,490	$ (56,714)

Basic and diluted income loss per share	$ (0.006)			$ (0.001)

Weighted average number of common shares	13,616,000			78,616,000

See Pro Form Notes

GYSAN HOLDINGS INC.
Notes to Pro Forma Consolidated Financial Statements
As at October 31, 2012
(Unaudited)

1.	Basis of presentation

The unaudited pro forma consolidated financial statements of Gysan Holdings Inc. (“Gysan” or the “Corporation”) as at October 31, 2012 has been prepared by management after giving effect to the transaction between Gysan and Dino Energy Investment Ltd. (“Dino”).  The unaudited pro forma consolidated financial statements  is the effect of combining the audited consolidated financial statements  of Dino as at October 31, 2012 and the audited  financial statements of of the Corporation as at October 31, 2012.

It is management’s opinion that the pro forma consolidated financial statements includes all adjustments necessary for the fair presentation, in all material respects, of the transactions described in Notes 3 and 4 in accordance with generally accepted accounting principles in the United States.  The pro forma consolidated statement of financial position is intended to reflect the financial position of the Corporation had the proposed transactions been effected on the date indicated. These pro form unaudited consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of future positions or operating results.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of Dino and Gysan.

2.	Significant accounting policies
-3-

GYSAN HOLDINGS INC.
Notes to Pro Forma Consolidated Financial Statements
As at October 31, 2012
(Unaudited)

The unaudited pro forma consolidated statement of financial position has been compiled using the significant accounting policies as set out in the financial statements of Dino for the year ended October 31, 2012.  The significant accounting policies of Gysan conform in all material respects to those of Dino.

3.	Business acquisition

Gysan entered into a share exchange agreement (“Agreement”) dated November 16, 2012 with Dino with whereby Gysan will acquire of all of the issued and outstanding shares of Dino in exchange for shares of Gysan.  Dino is incorporated under the laws of British Virgin Island.

The Acquisition will constitute a reverse merger and accounted for in accordance with Accounting Standards Codification 805 – Business Combinations as the former shareholders of Dino will control 94% of the outstanding and issued voting shares of Gysan and therefore Dino is deemed to be the acquirer for accounting purposes. Under these accounting principles, the post-merger financial statements represent the historical assets and liabilities of Dino and the legal equity structure of Gysan

The combination between Gysan and Dino is subject to, amongst other things, regulatory approvals.

The allocation of the net purchase consideration of $9,745 is as follows:

Cash

$27,850

Inventory

3,318

Property and equipment

1,820

Accounts payable and accrued liabilities

(7,755)

Due to related parties

(15,488)

Net assets acquired

$9,745

4.	Pro forma assumptions and adjustments

The pro forma consolidated statement of financial position includes the following pro forma assumptions and adjustments:

a)

In connection with the Agreement, Gysan issued 65,000,000 shares of common stock and 45,000,000 shares of Class A preferred stock, with total valuation of $9,745 for all of the outstanding shares of Dino's common stock.  The $9,745 was allocated to the common and preferred shares at par value with the difference of $1,255 applied to additional paid in capital.